Ioanna Kallidou                                                                                                                           INKY

36 Aigyptou Avenue, 6030

Larnaca, Cyprus

+35725030566

supervisor@inky.live

Subscription Agreement

The undersigned, intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase ____________ shares of the common stock of INKY a Nevada corporation, placed on Cyprus (the “Company”), for a purchase price of $_______, or $0.03 per share. Simultaneous with the execution and delivery of this confirmation to the Company, the undersigned is either delivering a check made payable to “Beliss Corp.” or sending a wire transfer payment to the Company’s account.

The undersigned acknowledges that he has received a copy of the prospectus of the Company, dated ___________, 2018 filed with the Securities and Exchange Commission (“Prospectus”) with respect to the offer and sale of the shares of stock being purchased.

The undersigned further acknowledges that although the shares of common stock being purchased from the Company are registered securities under the U.S. Securities Act of 1933, as amended, there may be restrictions on the resale of the shares imposed by the particular state law where the undersigned resides or in a jurisdiction outside of the United States. Accordingly, the undersigned will not offer to sell or sell the Shares in any jurisdiction unless the undersigned obtains all required consents, if any.

The undersigned understands that an investment in the shares is a speculative investment, which involves a high degree of risk and the potential loss of his entire investment. The undersigned is further aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the shares or the Company, or (iii) guaranteed or insured any investment in the Shares or any investment made by the Company. The undersigned understands that the price of the stock purchased hereby bears no relation to the assets, book value or net worth of the Company and was determined arbitrarily by the Company. The undersigned agrees and acknowledges that it has read all the information contained in the Prospectus, including without limitation, the Risk Factors contained therein.

Date: __________________

Amount of Investment: $_________________                                  Number of Shares: ______________________

Print Full Name of Investor: __________________________________________________________________________

Permanent Address of Investor: _____________________________________________________________________

___________________________________________________________________________________________________

Authorized Signatory of Investor: _____________________________

Signature of Ioanna Kallidou ___________________